EXHIBIT E

QEP RESOURCES INC. APPOINTS INDEPENDENT DIRECTOR TO ITS BOARD

Announces agreement with JANA Partners LLC

New board member, William Thacker, to serve through the completion of the planned separation of QEP Field Services from QEP Resources

DENVER, Colorado – February XX, 2014 – QEP Resources Inc. (NYSE: QEP, "QEP" or the "Company"), today announced that it has appointed William L. Thacker to its board of directors, effective immediately. In joining the board, Mr. Thacker will be able to assist with the Company’s previously announced separation of its midstream business, QEP Field Services Company ("QEP Field Services"), including the Company’s ownership of QEP Midstream Partners, LP (NYSE:QEPM, "QEPM"), from QEP. Mr. Thacker has agreed to resign from the QEP board upon completion of the separation. For more background on the decision to separate QEP Field Services from QEP please see the Company’s Form 8-Ks filed December 5, 2013 and February 4, 2014.

Mr. Thacker brings significant midstream energy expertise to QEP’s Board through his experience as a director on multiple public midstream company boards, including serving as non-executive chairman of the board of Copano Energy LLC from 2009 through to its sale to Kinder Morgan Energy Partners for $5.1 billion in 2013. Previously Mr. Thacker served as chief executive officer of TEPPCO Partners, overseeing the company’s steady expansion and entrance into crude oil gathering and marketing, petrochemical pipelining, and gas gathering and processing. Mr. Thacker also served as chairman of Pacific Energy Management’s Special Committee during its sale to Plains All American Pipeline for $2.3 billion in 2006. Mr. Thacker will qualify as an "independent director" under New York Stock Exchange rules.

"We are pleased to welcome Bill and the deep and complementary expertise he brings to the Board as we pursue the separation of our midstream business in a continuation of our work to enhance the value of the Company for all of its shareholders," said Chuck Stanley, Chairman, President and CEO of QEP.

QEP also announced that it has reached an agreement with JANA Partners to vote in favor of QEP’s nominees at its 2014 Annual Meeting of Stockholders, as well as other customary related terms.

"For more than a year, we have worked collaboratively with the QEP Board and management team in connection with their execution of various steps to deliver value to QEP shareholders," said Barry Rosenstein, Managing Partner of JANA Partners LLC. "Adding Bill’s depth of experience will be very helpful in maximizing shareholder value as the Company continues to execute the completion of its previously announced separation of its midstream business, QEP Field Services, from QEP, including determining the use of the proceeds, if any, from the separation."

About QEP Resources

QEP Resources, Inc. (NYSE:QEP) is a leading independent natural gas and crude oil exploration and production company focused in two major regions: the Northern Region (primarily the Rockies and the Williston Basin) and the Southern Region (primarily Oklahoma, the Texas Panhandle, and Louisiana) of the United States. QEP Resources also gathers, compresses, treats, processes and stores natural gas. QEP Resources is the majority owner of QEP Midstream Partners, LP (NYSE:QEPM) and owns 100% of the partnership’s general partner. For more information, visit QEP Resources' website at: www.qepres.com.

Forward Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as "anticipates," "believes," "forecasts," "plans," "estimates," "expects," "should," "will" or other similar expressions. All statements that address expectations or projections about the future are forward-looking statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future results which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the Company’s control. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: the availability of capital; global geopolitical and macroeconomic factors; general economic conditions, including interest rates; changes in local, regional, national and global demand for natural gas, oil and NGL; natural gas, NGL and oil prices; impact of new laws and regulations, including regulations regarding the use of hydraulic fracture stimulation and the implementation of the Dodd-Frank Act; elimination of federal income tax deductions for oil and gas exploration and development; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; weather conditions; changes in maintenance and construction costs and possible inflationary pressures; permitting delays; the availability and cost of credit; outcome of contingencies such as legal proceedings; risks relating to the securities markets generally; the impact of adverse market conditions affecting the Company's business; fluctuations in processing margins; unexpected changes in costs for constructing, modifying or operating midstream facilities; lack of, or disruptions in, adequate and reliable transportation for the Company's products; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; inadequate supplies of water and/or lack of water disposal sources; the implications of the JANA Partners, LLC share accumulations and its proposals to the Company and the Company’s response to those proposals; the impact of capital market and business conditions on the nature and timing of a separation of QEP Field Services; the impact on QEP of such separation, including the time and resources devoted to its execution and the consequences of separation of the midstream assets from QEP; future opportunities that the Company’s board of directors may determine present greater potential value to stockholders than any contemplated transaction; and the other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission, including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on its website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

Contact

QEP Resources, Inc.

Investors:

Greg Bensen

Director, Investor Relations

303-405-6665

Media:

Brent Rockwood

Director, Communications

303-672-6999